EXHIBIT 1.1

   November 7, 2025

VolitionRx Limited

Attn: Terig Hughes

1489 West Warm Springs Rd., Ste. 110

Henderson, Nevada 89014

Dear Sir:

This letter serves as an amendment (the “Amendment”) to the Underwriting Agreement, dated October 10, 2025 (the “Underwriting Agreement”), by and between VolitionRx Limited (the “Company”) and Newbridge Securities Corporation (the “Underwriter”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In connection with the impending closing of the Over-Allotment Option, the Company and the Underwriter hereby agree that Section 2.2 of the Underwriting Agreement shall be amended and restated as follows, with the amended portion indicated by strikethrough and double underscored text:

2.2 Over-Allotment Option.

(a) For the purposes of covering any over-allotments in connection with the distribution and sale of the Closing Shares and the Closing Warrants, the Underwriter is hereby granted an option (the “Over-Allotment Option”) to purchase, in the aggregate, (i) up to 1,732,500 shares of Common Stock (the “Option Shares”) and/or (ii) up to 1,732,500 accompanying Warrants (the “Option Warrants” and together with the Option Shares, the “Option Securities”) at the Securities Purchase Price. The Over-Allotment Option may be elected with respect to, at the Underwriter’s sole discretion, Option Shares and Option Warrants together, solely Option Shares, solely Option Warrants, or any combination thereof.

(b) In connection with an exercise of the Over-Allotment Option, the purchase price to be paid for the Option Securities is equal to the sum of (i) the product of the Securities Purchase Price $0.4743 multiplied by the number of Option Shares to be purchased, if any, plus (ii) the product of $0.0093 multiplied by the number of Option Warrants to be purchased, if any (the aggregate purchase price to be paid on an Option Closing Date, the “Option Closing Purchase Price”).

(c) The Over-Allotment Option granted pursuant to this Section 2.2 may be exercised by the Underwriter as to all (at any time) or any part (from time to time) of the Option Securities Shares and/or Option Warrants within 30 days after the Execution Date. The Underwriter will not be under any obligation to purchase any Option Securities prior to the exercise of the Over-Allotment Option by the Underwriter. The Over-Allotment Option granted hereby may be exercised by the giving of oral notice to the Company from the Underwriter, which must be confirmed in writing by overnight mail or facsimile or other electronic transmission setting forth the number of Option Securities Shares and/or Option Warrants to be purchased and the date and time for delivery of and payment for the Option Securities Shares and/or Option Warrants (each, an “Option Closing Date”), which will not be later than two (2) full Business Days after the date of the notice or such other time as shall be agreed upon by the Company and the Underwriter, at the offices of McGuireWoods or at such other place (including remotely by facsimile or other electronic transmission) as shall be agreed upon by the Company and the Underwriter. If such delivery and payment for the Option Securities Shares and/or Option Warrants does not occur on the Closing Date, each Option Closing Date will be as set forth in the notice. Upon exercise of the Over-Allotment Option, the Company will become obligated to convey to the Underwriter, and, subject to the terms and conditions set forth herein, the Underwriter will become obligated to purchase, the number of Option Securities Shares and/or Option Warrants specified in such notice. The Underwriter may cancel the Over-Allotment Option at any time prior to the expiration of the Over-Allotment Option by written notice to the Company.

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Except as specifically referred to above, all other terms of the Underwriting Agreement shall remain in full force and effect without modification. References in the Underwriting Agreement to “this Agreement” or similar references shall mean the Underwriting Agreement as amended by the Amendment. In the event of any inconsistency or conflict between the terms of the Amendment and the terms of the Underwriting Agreement, the terms of the Amendment shall control.

The Amendment and any claim, controversy or dispute arising under or related to the Amendment, shall be governed by and enforced and construed in accordance with the governing law provisions of Section 7.7 of the Underwriting Agreement.

The Amendment may be executed in two or more counterparts all of which when taken together shall be considered one and the same amendment and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

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If the foregoing correctly sets forth the understanding between the Underwriter and the Company, please so indicate in the space provided below for that purpose, whereupon the Amendment shall constitute a binding agreement between the Company and the Underwriter in accordance with its terms.

Yours truly, NEWBRIDGE SECURITIES CORPORATION

By:	/s/ Chad D. Champion
	Name:	CHAD D. CHAMPION
	Title:	Senior Managing Director, Head of Investment Banking and Capital Markets

Accepted on the date first above written:

VOLITIONRX LIMITED

By:	/s/ Terig Hughes
Name: TERIG HUGHES
Title: Chief Financial Officer

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